Exhibit 99.1
July 25, 2024

Dow reports second quarter 2024 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share was $0.62; operating earnings per share (EPS)1 was $0.68, compared to $0.75 in the year-ago period and $0.56 in the prior quarter. Operating EPS excludes significant items in the quarter related to restructuring and efficiency costs totaling $0.06 per share.
•Net sales were $10.9 billion, down 4% versus the year-ago period. Sales were up 1% sequentially, driven by gains in Performance Materials & Coatings and Packaging & Specialty Plastics.
•Volume increased 1% versus the year-ago period, with gains led by the U.S. & Canada. Sequentially, volume increased 1%, with gains in all regions except Asia Pacific, which was flat. Excluding Hydrocarbons & Energy, volume increased 4% year-over-year and 2% sequentially.
•Local price decreased 4% year-over-year. Sequentially, local price increased 1%, led by gains in Europe, the Middle East, Africa and India (EMEAI).
•Currency decreased net sales by 1% both year-over-year and sequentially.
•Equity earnings were $26 million, an $83 million improvement compared to the year-ago period, driven by gains at the Kuwait and Sadara joint ventures. Sequentially, equity earnings were up $9 million.
•GAAP net income was $458 million. Operating EBIT1 was $819 million, down $66 million year-over-year, primarily driven by lower integrated margins and higher planned maintenance activity, which were partly offset by improved equity earnings. Sequentially, Op. EBIT was up $145 million, reflecting gains in Performance Materials & Coatings and Packaging & Specialty Plastics.
•Cash provided by operating activities – continuing operations was $832 million, down $515 million year-over-year and up $372 million compared to the prior quarter due to stronger cash flow conversion1 and a release of working capital.
•Returns to shareholders totaled $691 million in the quarter, including $491 million in dividends and $200 million in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions, except per share amounts	2Q24	2Q23	vs. SQLY [B / (W)]	1Q24	vs. PQ [B / (W)]
Net Sales	$10,915	$11,420	$(505)	$10,765	$150
GAAP Income, Net of Tax	$458	$501	$(43)	$538	$(80)
Operating EBIT[1]	$819	$885	$(66)	$674	$145
Operating EBIT Margin[1]	7.5%	7.7%	(20) bps	6.3%	120 bps
Operating EBITDA[1]	$1,501	$1,534	$(33)	$1,394	$107
GAAP Earnings Per Share	$0.62	$0.68	$(0.06)	$0.73	$(0.11)
Operating Earnings Per Share[1]	$0.68	$0.75	$(0.07)	$0.56	$0.12
Cash Provided by Operating Activities - Cont. Ops	$832	$1,347	$(515)	$460	$372
1.Op. Earnings Per Share, Op. EBIT, Cash Flow Conversion, Op. EBIT Margin and Op. EBITDA are non-GAAP measures. See page 6 for further discussion.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Dow reports second quarter 2024 results

CEO QUOTE
Jim Fitterling, chair and chief executive officer, commented on the quarter:

“In the second quarter, Team Dow delivered sequential earnings improvement and our third consecutive quarter of year-over-year volume growth,” said Fitterling. “The pace of the global macroeconomic recovery has been slower than expected. We remain focused on working capital, reducing costs, and matching our operating rates to current demand. We’re innovating with our customers, which was evident in the quarter as we captured growing demand in packaging, electronics, and home & personal care. With a continued focus on cash generation, we delivered cash flow from operations of $832 million and free cash flow of $109 million. This enabled us to return $691 million to shareholders while progressing our higher-return growth investments.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions, except margin percentages	2Q24	2Q23	vs. SQLY [B / (W)]	1Q24	vs. PQ [B / (W)]
Net Sales	$5,515	$5,940	$(425)	$5,430	$85
Operating EBIT	$703	$918	$(215)	$605	$98
Operating EBIT Margin	12.7%	15.5%	(280) bps	11.1%	160 bps
Equity Earnings	$55	$19	$36	$25	$30

Packaging & Specialty Plastics segment net sales in the quarter were $5.5 billion, down 7% versus the year-ago period. Local price decreased 4% year-over-year, due to lower downstream polymer prices primarily in Asia Pacific. Currency was flat. Volume decreased 3% year-over-year, driven by lower merchant hydrocarbon sales, partly offset by higher demand for functional polymers and polyethylene. On a sequential basis, net sales increased by 2%, led by gains in EMEAI.

Equity earnings were $55 million, an increase of $36 million compared to the prior year, led by gains at our principal joint ventures, including Sadara which had planned maintenance turnaround activity in the prior year. Sequentially, equity earnings were up $30 million, driven by gains at our non-principal joint ventures.

Operating EBIT was $703 million, a decrease of $215 million compared to the year-ago period, driven by lower integrated margins, higher planned maintenance activity, and lower non-recurring licensing sales. Sequentially, Op. EBIT increased by $98 million, primarily due to higher integrated margins.

Packaging and Specialty Plastics business reported a net sales decline versus the year-ago period as higher demand for industrial, consumer, and flexible food packaging was more than offset by lower prices, primarily in infrastructure and mobility end-markets, and lower non-recurring licensing sales. Sequentially, net sales increased, led by higher polyethylene sales in the U.S. & Canada, EMEAI, and Latin America.

Hydrocarbons & Energy business reported a net sales decline compared to the year-ago period, driven by lower merchant olefin and aromatic sales primarily due to lighter feedslate cracking in EMEAI. Sequentially, net sales decreased slightly due to lower third-party power and steam sales in the U.S. & Canada.

Dow reports second quarter 2024 results

Industrial Intermediates & Infrastructure

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions, except margin percentages	2Q24	2Q23	vs. SQLY [B / (W)]	1Q24	vs. PQ [B / (W)]
Net Sales	$2,951	$3,177	$(226)	$3,008	$(57)
Operating EBIT	$7	$(35)	$42	$87	$(80)
Operating EBIT Margin	0.2%	(1.1)%	130 bps	2.9%	(270) bps
Equity Losses	$(31)	$(83)	$52	$(15)	$(16)

Industrial Intermediates & Infrastructure segment net sales were $3 billion, down 7% versus the year-ago period. Local price declined 7% year-over-year. Currency decreased net sales by 1%. Volume was up 1% year-over-year, driven by gains in Polyurethanes & Construction Chemicals. On a sequential basis, net sales decreased 2% as volume gains in Industrial Solutions were more than offset by lower volumes in Polyurethanes & Construction Chemicals, primarily in the U.S. & Canada, including the impact of a third-party supplier outage.

Equity losses for the segment were $31 million, an improvement of $52 million versus the year-ago period, driven by improved MEG margins at the Kuwait joint ventures. Equity losses in the prior quarter were $15 million. Sequentially, the earnings decline was primarily driven by lower prices and volumes at Sadara.

Operating EBIT was $7 million, an improvement of $42 million versus the year-ago period, driven by improved equity earnings, partly offset by lower integrated margins. On a sequential basis, operating EBIT decreased $80 million, driven by higher planned maintenance activity and equity losses, as well as lower volumes.

Polyurethanes & Construction Chemicals business reported a net sales decrease compared to the year-ago period, driven by local price declines, which were partly offset by volume gains in EMEAI, led by building & construction. Sequentially, net sales decreased as price gains in all geographic regions except Latin America were more than offset by lower volumes in the U.S. & Canada, including the impact of a third-party supplier outage.

Industrial Solutions business reported a decrease in net sales compared to the year-ago period, driven by local price declines and the impact of an outage at Louisiana Operations, which successfully restarted at the end of June. Sequentially, net sales increased, led by volume gains in Asia Pacific and local price gains in EMEAI and Latin America.

Performance Materials & Coatings

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions, except margin percentages	2Q24	2Q23	vs. SQLY [B / (W)]	1Q24	vs. PQ [B / (W)]
Net Sales	$2,243	$2,197	$46	$2,152	$91
Operating EBIT	$146	$66	$80	$41	$105
Operating EBIT Margin	6.5%	3.0%	350 bps	1.9%	460 bps
Equity Earnings	$2	$6	$(4)	$6	$(4)

Performance Materials & Coatings segment net sales in the quarter were $2.2 billion, up 2% versus the year-ago period. Local price decreased 4% year-over-year, with declines in both businesses. Currency decreased net sales by 1%. Volume was up 7% year-over-year, driven by gains in both businesses and all geographic regions. On a sequential basis, net sales were up 4%, driven by higher volumes in both businesses, primarily in the U.S. & Canada and Asia Pacific.

Dow reports second quarter 2024 results

Operating EBIT was $146 million, an improvement of $80 million compared to the year-ago period, driven by broad-based business and geographic volume growth. Sequentially, Op. EBIT increased $105 million, driven by volume gains in both businesses and lower planned maintenance activity.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, as higher volumes in all geographic regions and most end-markets, including home & personal care and consumer electronics, were more than offset by lower prices. Sequentially, net sales increased, driven by volume gains across all end-markets as well as price gains in the U.S. & Canada and EMEAI, which were partly offset by lower prices in Asia Pacific.

Coatings & Performance Monomers business reported an increase in net sales compared to the year-ago period, driven by volume gains in all geographic regions, which were partly offset by lower prices. Sequentially, net sales increased, driven by seasonally higher demand for pavement markings and architectural coatings.

OUTLOOK

“As we look to the second half of the year, Team Dow is focused on continuing to deliver sequential earnings improvements while navigating through the slower macro environment we remain in,” said Fitterling. “While near-term demand in many markets that we serve is growing, building & construction and consumer durables are unlikely to significantly change in 2024. We will continue driving higher sales through our innovation portfolio and diverse product mix. And, through leveraging our global scale, strategically advantaged cost positions, and counter-cyclical growth investments, we remain on track to enable higher earnings and shareholder returns.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

###

For further information, please contact:

Investors:	Media:
Andrew Riker	Sarah Young
ajriker@dow.com	syoung3@dow.com
+1 989-633-5564	+1 989-638-6871

Dow reports second quarter 2024 results

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company and its consolidated subsidiaries assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Six Months Ended
	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net sales	$10,915	$11,420	$21,680	$23,271
Cost of sales	9,591	9,875	19,079	20,504
Research and development expenses	196	205	400	419
Selling, general and administrative expenses	390	408	832	836
Amortization of intangibles	77	81	158	162
Restructuring and asset related charges - net	—	8	45	549
Equity in earnings (losses) of nonconsolidated affiliates	26	(57)	43	(105)
Sundry income (expense) - net	76	31	137	110
Interest income	42	66	107	142
Interest expense and amortization of debt discount	197	172	396	357
Income before income taxes	608	711	1,057	591
Provision for income taxes	150	210	61	163
Net income	458	501	996	428
Net income attributable to noncontrolling interests	19	16	41	36
Net income available for Dow Inc. common stockholders	$439	$485	$955	$392

Per common share data:
Earnings per common share - basic	$0.62	$0.68	$1.35	$0.55
Earnings per common share - diluted	$0.62	$0.68	$1.35	$0.54

Weighted-average common shares outstanding - basic	703.8	707.0	704.1	707.6
Weighted-average common shares outstanding - diluted	705.3	709.9	705.5	710.7

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Jun 30, 2024	Dec 31, 2023
Assets
Current Assets
Cash and cash equivalents	$3,341	$2,987
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2024: $96; 2023: $81)	5,098	4,718
Other	1,981	1,896
Inventories	6,459	6,076
Other current assets	1,174	1,937
Total current assets	18,053	17,614
Investments
Investment in nonconsolidated affiliates	1,239	1,267
Other investments (investments carried at fair value - 2024: $2,054; 2023: $1,877)	2,844	2,740
Noncurrent receivables	461	438
Total investments	4,544	4,445
Property
Property	61,369	60,203
Less: Accumulated depreciation	39,779	39,137
Net property	21,590	21,066
Other Assets
Goodwill	8,559	8,641
Other intangible assets (net of accumulated amortization - 2024: $5,528; 2023: $5,374)	1,875	2,072
Operating lease right-of-use assets	1,321	1,320
Deferred income tax assets	1,342	1,486
Deferred charges and other assets	1,242	1,323
Total other assets	14,339	14,842
Total Assets	$58,526	$57,967
Liabilities and Equity
Current Liabilities
Notes payable	$114	$62
Long-term debt due within one year	238	117
Accounts payable:
Trade	4,979	4,529
Other	1,990	1,797
Operating lease liabilities - current	321	329
Income taxes payable	309	419
Accrued and other current liabilities	2,357	2,704
Total current liabilities	10,308	9,957
Long-Term Debt	16,016	14,907
Other Noncurrent Liabilities
Deferred income tax liabilities	372	399
Pension and other postretirement benefits - noncurrent	4,675	4,932
Asbestos-related liabilities - noncurrent	744	788
Operating lease liabilities - noncurrent	1,032	1,032
Other noncurrent obligations	6,579	6,844
Total other noncurrent liabilities	13,402	13,995
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2024: 782,006,798 shares; 2023: 778,595,514 shares)	8	8
Additional paid-in capital	9,012	8,880
Retained earnings	21,739	21,774
Accumulated other comprehensive loss	(7,785)	(7,681)
Treasury stock at cost (2024: 81,085,770 shares; 2023: 76,302,081 shares)	(4,656)	(4,374)
Dow Inc.’s stockholders’ equity	18,318	18,607
Noncontrolling interests	482	501
Total equity	18,800	19,108
Total Liabilities and Equity	$58,526	$57,967

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Six Months Ended
	Jun 30, 2024	Jun 30, 2023
Operating Activities
Net income	$996	$428
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,402	1,297
Provision (credit) for deferred income tax	28	(589)
Earnings of nonconsolidated affiliates less than dividends received	156	267
Net periodic pension benefit credit	(95)	(46)
Pension contributions	(63)	(76)
Net gain on sales of assets, businesses and investments	(20)	(51)
Restructuring and asset related charges - net	45	549
Other net loss	155	492
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(485)	156
Inventories	(383)	501
Accounts payable	544	(986)
Other assets and liabilities, net	(988)	(64)
Cash provided by operating activities - continuing operations	1,292	1,878
Cash provided by operating activities - discontinued operations	8	4
Cash provided by operating activities	1,300	1,882
Investing Activities
Capital expenditures	(1,437)	(1,001)
Investment in gas field developments	(96)	(124)
Purchases of previously leased assets	—	(3)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	8	59
Acquisitions of property and businesses, net of cash acquired	—	(54)
Investments in and loans to nonconsolidated affiliates	(4)	(2)
Distributions and loan repayments from nonconsolidated affiliates	—	1
Proceeds from sales of ownership interests in nonconsolidated affiliates	—	63
Purchases of investments	(1,072)	(821)
Proceeds from sales and maturities of investments	1,824	1,083
Other investing activities, net	12	(35)
Cash used for investing activities	(765)	(834)
Financing Activities
Changes in short-term notes payable	26	(255)
Proceeds from issuance of short-term debt greater than three months	40	—
Proceeds from issuance of long-term debt	1,396	55
Payments on long-term debt	(183)	(320)
Collections on securitization programs	21	—
Purchases of treasury stock	(400)	(375)
Proceeds from issuance of stock	51	55
Transaction financing, debt issuance and other costs	(11)	(1)
Employee taxes paid for share-based payment arrangements	(38)	(41)
Distributions to noncontrolling interests	(47)	(36)
Dividends paid to stockholders	(984)	(989)
Cash used for financing activities	(129)	(1,907)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(69)	(98)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	337	(957)
Cash, cash equivalents and restricted cash at beginning of period	3,048	3,940
Cash, cash equivalents and restricted cash at end of period	$3,385	$2,983
Less: Restricted cash and cash equivalents, included in "Other current assets"	44	59
Cash and cash equivalents at end of period	$3,341	$2,924

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Packaging & Specialty Plastics	$5,515	$5,940	$10,945	$12,054
Industrial Intermediates & Infrastructure	2,951	3,177	5,959	6,555
Performance Materials & Coatings	2,243	2,197	4,395	4,473
Corporate	206	106	381	189
Total	$10,915	$11,420	$21,680	$23,271
U.S. & Canada	$4,191	$4,249	$8,321	$8,699
EMEAI [1]	3,572	3,774	7,056	7,827
Asia Pacific	1,901	2,058	3,822	4,105
Latin America	1,251	1,339	2,481	2,640
Total	$10,915	$11,420	$21,680	$23,271

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2024				Six Months Ended Jun 30, 2024
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(4)%	—%	(3)%	(7)%	(6)%	—%	(3)%	(9)%
Industrial Intermediates & Infrastructure	(7)	(1)	1	(7)	(11)	(1)	3	(9)
Performance Materials & Coatings	(4)	(1)	7	2	(6)	(1)	5	(2)
Total	(4)%	(1)%	1%	(4)%	(7)%	(1)%	1%	(7)%
Total, excluding the Hydrocarbons & Energy business	(6)%	(1)%	4%	(3)%	(8)%	(1)%	4%	(5)%
U.S. & Canada	(4)%	—%	3%	(1)%	(6)%	—%	2%	(4)%
EMEAI [1]	(4)	(1)	—	(5)	(9)	—	(1)	(10)
Asia Pacific	(6)	(3)	1	(8)	(9)	(2)	4	(7)
Latin America	(7)	—	—	(7)	(7)	—	1	(6)
Total	(4)%	(1)%	1%	(4)%	(7)%	(1)%	1%	(7)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2024
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	1%	—%	1%	2%
Industrial Intermediates & Infrastructure	—	(1)	(1)	(2)
Performance Materials & Coatings	1	(1)	4	4
Total	1%	(1)%	1%	1%
Total, excluding the Hydrocarbons & Energy business	—%	—%	2%	2%
U.S. & Canada	—%	—%	1%	1%
EMEAI [1]	3	(1)	1	3
Asia Pacific	—	(1)	—	(1)
Latin America	(2)	—	4	2
Total	1%	(1)%	1%	1%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Packaging & Specialty Plastics		$703	$918	$1,308	$1,560
Industrial Intermediates & Infrastructure		7	(35)	94	88
Performance Materials & Coatings		146	66	187	101
Corporate		(37)	(64)	(96)	(156)
Total		$819	$885	$1,493	$1,593

Depreciation and Amortization by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Packaging & Specialty Plastics		$343	$320	$714	$640
Industrial Intermediates & Infrastructure		141	129	288	257
Performance Materials & Coatings		191	194	384	390
Corporate		7	6	16	10
Total		$682	$649	$1,402	$1,297

Operating EBITDA by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Packaging & Specialty Plastics		$1,046	$1,238	$2,022	$2,200
Industrial Intermediates & Infrastructure		148	94	382	345
Performance Materials & Coatings		337	260	571	491
Corporate		(30)	(58)	(80)	(146)
Total		$1,501	$1,534	$2,895	$2,890

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Packaging & Specialty Plastics		$55	$19	$80	$40
Industrial Intermediates & Infrastructure		(31)	(83)	(46)	(156)
Performance Materials & Coatings		2	6	8	9
Corporate		—	1	1	2
Total		$26	$(57)	$43	$(105)

Reconciliation of "Net income" to "Operating EBIT"	Three Months Ended			Six Months Ended
In millions (Unaudited)	Mar 31, 2024	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net income	$538	$458	$501	$996	$428
+ Provision (credit) for income taxes	(89)	150	210	61	163
Income before income taxes	$449	$608	$711	$1,057	$591
- Interest income	65	42	66	107	142
+ Interest expense and amortization of debt discount	199	197	172	396	357
- Significant items	(91)	(56)	(68)	(147)	(787)
Operating EBIT (non-GAAP)	$674	$819	$885	$1,493	$1,593

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$608	$439	$0.62
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(56)	(43)	(0.06)	Cost of sales ($44 million); R&D ($1 million); SG&A ($11 million)
Total significant items	$(56)	$(43)	$(0.06)
Operating results (non-GAAP)	$664	$482	$0.68

Significant Items Impacting Results for the Three Months Ended Jun 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$711	$485	$0.68
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(55)	(42)	(0.06)	Cost of sales ($35 million); R&D ($1 million); SG&A ($11 million); Restructuring and asset related charges - net ($8 million)
Indemnification and other transaction related costs [5]	(13)	(10)	(0.01)	Sundry income (expense) - net
Total significant items	$(68)	$(52)	$(0.07)
Operating results (non-GAAP)	$779	$537	$0.75
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program.
5.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended Jun 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,057	$955	$1.35
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(147)	(115)	(0.16)	Cost of sales ($77 million); R&D ($2 million); SG&A ($23 million); Restructuring and asset related charges - net ($45 million)
Income tax related items [5]	—	194	0.27	Provision for income taxes
Total significant items	$(147)	$79	$0.11
Operating results (non-GAAP)	$1,204	$876	$1.24

Significant Items Impacting Results for the Six Months Ended Jun 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$591	$392	$0.54
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(606)	(478)	(0.67)	Cost of sales ($63 million); R&D ($2 million); SG&A ($22 million); Restructuring and asset related charges - net ($549 million), offset by Sundry income (expense) - net ($30 million)
Litigation related charges, awards and adjustments [6]	(177)	(138)	(0.19)	Cost of sales
Indemnification and other transaction related costs [7]	(4)	(1)	—	Sundry income (expense) - net
Income tax related items [8]	—	57	0.08	Provision for income taxes
Total significant items	$(787)	$(560)	$(0.78)
Operating results (non-GAAP)	$1,378	$952	$1.32
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes impairment charges related to the write-down of certain manufacturing assets in 2024 and certain gains and losses associated with previously impaired equity investments in 2023.
5.Reassessment of interest and penalties related to a tax matter in a foreign jurisdiction.
6.Includes a loss associated with legacy agricultural products groundwater contamination matters.
7.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
8.Related to deferred tax assets in a foreign jurisdiction partially offset by a remeasurement of uncertain tax positions.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$449	$516	$0.73
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(91)	(72)	(0.10)	Cost of sales ($33 million); R&D ($1 million); SG&A ($12 million); Restructuring and asset related charges - net ($45 million)
Income tax related items [5]	—	194	0.27	Credit for income taxes
Total significant items	$(91)	$122	$0.17
Operating results (non-GAAP)	$540	$394	$0.56
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes impairment charges related to the write-down of certain manufacturing assets.
5.Reassessment of interest and penalties related to a tax matter in a foreign jurisdiction.

Reconciliation of Free Cash Flow	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Cash provided by operating activities - continuing operations (GAAP)	$832	$1,347	$1,292	$1,878
Capital expenditures	(723)	(561)	(1,437)	(1,001)
Free Cash Flow (non-GAAP)	$109	$786	$(145)	$877

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024
Cash provided by operating activities - continuing operations (GAAP)	$1,658	$1,628	$460	$832
Net income (loss) (GAAP)	$327	$(95)	$538	$458
Cash flow from operations to net income (GAAP) [1]	507.0%	N/A	85.5%	181.7%
Cash flow from operations to net income - trailing twelve months (GAAP)				372.8%
Operating EBITDA (non-GAAP)	$1,283	$1,216	$1,394	$1,501
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	129.2%	133.9%	33.0%	55.4%
Cash Flow Conversion - trailing twelve months (non-GAAP)				84.9%
1.Cash flow from operations to net income is not applicable for the fourth quarter of 2023 due to a net loss for the period.